Exhibit 10.1
CVR ENERGY, INC.
IPO EQUITY PLAN
          1. Name. This plan shall be known as the CVR Energy, Inc. IPO Equity Plan (the “Plan”).
          2. Purpose. The Plan is intended to incentivize the work force of CVR Energy, Inc. (the “Company”) and its subsidiaries in order to promote the growth and success of the Company and its subsidiaries, to maintain a good relationship with the employees of the Company and its subsidiaries and to align the financial interests of employees with those of the Company’s equity holders by granting to certain employees of the Company and its subsidiaries shares of common stock of the Company (the “Shares”). A maximum of 27,100 Shares are available for grant under the Plan.
          3. Eligibility. Shares may be granted under the Plan to employees of the Company and its subsidiaries who (i) do not currently have phantom points under the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) or the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II), (ii) do not have override units issued under the limited liability company agreements of Coffeyville Acquisition LLC, Coffeyville Acquisition II LLC, or Coffeyville Acquisition III LLC and (iii) were employees of the Company or any of its subsidiaries as of September 30, 2007 and continue to be employees of the Company or any of its subsidiaries on the date of the pricing of the initial public offering of the Shares.
          4. Administration. The Plan shall be administered by the Company’s Vice President, Human Resources (the “Administrator”). Subject to the express provisions of the Plan, the Administrator shall have the discretion (i) to construe and interpret the Plan, (ii) to prescribe, amend or rescind rules and regulations relating to the administration of the Plan and (iii) to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, who shall participate in the Plan and how many Shares will be granted to each participant. Pursuant to the Plan, the Administrator is authorized to arrange for the issuance of 50 shares to each of the Company’s and/or its subsidiaries’ 542 employees (or to such employee’s estate, if applicable) who meets these criteria.
          5. No Right to Continued Employment. Nothing in the Plan shall be construed to limit in any way the right of the Company or any subsidiary to terminate the employment of any person at any time.
          6. Amendment and Termination. The Board of Directors of the Company may, at any time, suspend, amend or terminate the Plan; provided, however, that no suspension, amendment or termination hereof shall amend, alter or impair any rights or obligations with respect to any Shares previously granted under the Plan. Unless terminated earlier, this Plan shall terminate on December 31, 2007.

Dated: October 16, 2007

CVR ENERGY, INC.
By:	/s/ Jerry Reed
	Name:	Jerry Reed
	Title:	Vice President, Human Resources

[Signature Page to CVR Energy, Inc. IPO Equity Plan]